Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2010 with respect to the consolidated financial statements, schedule and internal control over financial reporting of Amerigon Incorporated (which reports expressed an unqualified opinion and contain an explanatory paragraph relating to the adoption of a new accounting standard on January 1, 2009) included in the Annual Report on Form 10-K for the year ended December 31, 2009 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Southfield, Michigan
February 19, 2010